AMENDMENT NUMBER ONE TO

PURCHASE AND SALE AGREEMENT AND ESCROW INSTRUCTIONS

This Amendment Number One to Purchase and Sale Agreement and Escrow Instructions (the "Amendment") is

entered into as of this 12th day of March 2020 by and between Sutton Hill Capital L.L.C., a New York limited liability company ("Seller''), and Citadel Cinemas, Inc., a Nevada corporation ("Buyer''), and amends that certain Purchase and Sale Agreement and Escrow Instructions between Buyer and Seller dated as of September 3, 2019 (the "Original Agreement" and as amended by this Amendment, the "Amended Agreement"), with reference to the following facts.

Whereas, Buyer desires to postpone the Close of Escrow for a period of one (1) year; and Whereas, Seller is willing to accommodate such desire on the part of Buyer;

Now, therefore, in consideration of the above stated premises, the terms and provisions of this Agreement, and other good and valid consideration, the receipt of sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows

1.	Any term not specifically defined in this Amendment shall have the same meaning as set forth in the Original Agreement or the Lease, as applicable.

2.	Section 4(b) of the Original Agreement is hereby amended read as follows: "As used herein the term "Close of Escrow" shall be on or about May 31, 2021, time being of the essence of this Agreement."

3.	The Lease is hereby amended as follows:

a.	The term of the Lease is extended to and including January 31, 2022, and
b.	The Put Period is extended to and including December 4, 2021.

4.

This Agreement, as amended by the Amendment, and the Lease, as also amended by this Amendment, (a) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, (b) supersedes are prior or simultaneous negotiations or agreements; and (c) may not be modified, amended or changed in any manner except by a writing executed by the party to be charged."

5.	Seller's obligation under this Agreement to purchase the Property is hereby guaranteed by Reading International, Inc. ("Guarantor'').

6.	Purchaser and Seller agree that their respective obligations under this Agreement and the Lease may be specifically enforced, without any showing that monetary damages would not be sufficient.

7.	This Amendment may be executed in one or more counter.parts, eael1 of-which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

8.

The effectiveness of this Amendment is subject to the approval of the Audit and Conflicts Committee of the Board of Directors of Reading International, Inc., and if not approved by March 25, 2020 shall be null and void and of no force or effect.

9.

Except as specifically set forth herein, the Original Agreement and the Lease continue in full force and effect, unamended and unmodified. This Amendment is made on the express condition that nothing herein contained shall in any way be construed as affecting, impairing or waiving any rights of the parties under the Original Agreement and/or the Lease, except as specifically amended pursuant to this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first set forth above.

SELLER			PURCHASER
Sutton Hill Capital, L.L.C.			Citadel Cinemas, Inc.
A New York limited liability company			A Nevada corporation
By:	/s/ James D. Vandever	By:	/s/ Gilbert Avanes
Name:	James D. Vandever	Name:	Gilbert Avanes
Its:	Manager	Its:	Manager

GUARANTOR
Reading International, Inc.
A Nevada corporation
By:	/s/ Gilbert Avanes
Name:	Gilbert Avanes
Its:	Manager